NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Mark S. Zelermyer
February 21, 2013	617-292-9750
mark.zelermyer@fhlbboston.com

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2012
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND,
AND APPROVES PARTIAL REPURCHASE OF EXCESS CAPITAL STOCK

BOSTON - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2012, reporting net income of $53.5 million for the fourth quarter and $207.1 million for the year. The annual net income of $207.1 million represents an increase of $47.5 million, or 29.7 percent, over net income of $159.6 million for 2011. The Bank expects to file its annual report with the Securities and Exchange Commission on Form 10-K for the year ending December 31, 2012, next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 0.37 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2012 plus five basis points. The dividend, based on average stock outstanding for the fourth quarter of 2012, will be paid on March 4, 2013. In declaring the dividend, the board stated that it anticipates that it will declare cash dividends through 2013 consistent with dividend declarations in 2012, although a quarterly loss or a significant adverse event or trend would cause a dividend to be suspended.

Based on its preliminary results, the Bank expects to allocate $21.5 million (1) to fund the 2013 Affordable Housing Program.

In addition, the board of directors approved a repurchase of excess capital stock to be completed on March 11, 2013, in a targeted amount of $300.0 million. This will be the Bank's second such repurchase since a moratorium was established in December 2008 and is the only such repurchase the Bank intends to make in 2013.

“These positive results strengthen our ability to provide the funding members need to serve their communities in every economic environment," said President and Chief Executive Officer Edward A. Hjerpe III. "We continue to add to our record-high retained earnings and declare a dividend above the approximate daily average three-month LIBOR yield, and we're pleased to commit more than $21 million to fund our Affordable Housing Program."

2012 Fourth Quarter Operating Highlights

Net income for the quarter ending December 31, 2012, was $53.5 million, compared with net income of $64.7 million for the fourth quarter of 2011. These results led to a $6.0 million contribution to the Bank's Affordable Housing Program for the quarter. The Bank's income for the fourth quarter of 2012 was significantly impacted by $21.6 million in net prepayment fees from advances (2) and investments.

Credit-related other-than-temporary impairment charges on certain private-label mortgage-backed securities were $1.6 million for the fourth quarter of 2012, compared with the $3.5 million recorded for such charges in the fourth quarter of 2011.

The $11.3 million decline in net income from the fourth quarter of 2011 to the fourth quarter of 2012 primarily reflects the absence in the fourth quarter of 2012 of a $8.5 million gain on sale of held-to-maturity securities that was realized in the fourth quarter of 2011, as well as a $6.5 million expense for the early retirement of debt in the fourth quarter of 2012, whereas the Bank incurred no expense for the early retirement of debt in the fourth quarter of 2011. During the fourth quarter of 2011 the Bank had sold securities back to a dealer as those securities did not conform to the terms of the purchase agreement and no similar transaction occurred in 2012.

Net interest income after provision for credit losses for the quarter ending December 31, 2012, was $82.8 million, compared with $81.4 million for the fourth quarter of 2011. Average earning assets declined from $49.8 billion for the fourth quarter of 2011, to $42.8 billion for the fourth quarter of 2012.

The decline in average earning assets was driven by a $4.7 billion drop in average investments balances and a $2.7 billion decrease in average advances balances. Offsetting the impact on net interest income from the decline in average assets was an increase in net prepayment fees, from $8.3 million in the fourth quarter of 2011 to $21.6 million in the fourth quarter of 2012. This increase in net prepayment fees contributed to the $1.4 million increase in net interest income after provision for credit losses in the fourth quarter of 2012.

Net interest spread was 0.66 percent for the quarter ended December 31, 2012, an eight basis point increase from the fourth quarter of 2011, and net interest margin was 0.76 percent, an 11 basis point increase from the fourth quarter of 2011. The increase in net interest spread was primarily due to the 17 basis point increase in the average yield on earning assets offset by the nine basis point increase in average yield on interest-bearing liabilities, while the increase in net interest margin was primarily attributable to the increase in net prepayment fees.

Because prepayment-fee income recognized during these periods does not necessarily represent a trend that will continue in future periods, and due to the fact that prepayment-fee income represents a one-time fee recognized in the period in which the corresponding advance or investment security is prepaid, the Bank believes it is important to review the results of net interest spread and net interest margin excluding the impact of prepayment-fee income. These results are presented in the following table (dollars in thousands).

	For the Three Months Ended December 31, 2012
	With net Prepayment Fees			Without net Prepayment Fees
	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield

Total interest-earning assets	$42,752,345	$178,445	1.66%	$42,752,345	$156,796	1.46%
Total interest-bearing liabilities	38,354,149	96,692	1.00%	38,354,149	96,692	1.00%
Net interest income		$81,753			$60,104
Net interest spread			0.66%			0.46%
Net interest margin			0.76%			0.56%

	For the Three Months Ended December 31, 2011
	With net Prepayment Fees			Without net Prepayment Fees
	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield

Total interest-earning assets	$49,758,954	$186,526	1.49%	$49,758,954	$178,191	1.42%
Total interest-bearing liabilities	45,447,605	104,500	0.91%	45,447,605	104,500	0.91%
Net interest income		$82,026			$73,691
Net interest spread			0.58%			0.51%
Net interest margin			0.65%			0.59%

Notwithstanding the Bank's success in achieving strong net interest spread and net interest margin for the quarter, the Bank expects these measurements to decline based on the continuing low interest-rate environment. The decline in the Bank's average earning assets since December 31, 2008, is likely to negatively impact future earnings, particularly since reinvestment opportunities are not as profitable in this low interest-rate environment.

2012 Year-End Balance-Sheet Highlights

Total assets declined 19.5 percent to $40.2 billion at December 31, 2012, down from $50.0 billion at year-end 2011. During the year, investments declined by $5.8 billion, or 27.2 percent, and advances decreased $4.4 billion to $20.8 billion, compared with $25.2 billion at year-end 2011. Demand for advances continues to be muted, as our members continue to experience high levels of deposits. Generally, deposits serve as liquidity alternatives to advances. Additionally, the Bank's membership has experienced only modest growth in demand for their mortgage loans. The Bank does not expect advances balances to rise so long as deposit levels at members remain high in the absence of any other changes that would generally cause demand for advances to grow, such as stronger demand for loans. Demand for loans by members' customers in 2013 is uncertain due to continued uncertainty about the economy, despite some positive signs in housing and labor markets.

Total investments were $15.6 billion at December 31, 2012, a decrease of $5.8 billion, or 27.2 percent, compared with $21.4 billion at December 31, 2011. The decrease was due to a $4.6 billion decline in short-term money-market investments, reflecting a lessened need for these kinds of investments to satisfy liquidity requirements, a desire to reduce exposure in unsecured investments and narrowing yields relative to our funding costs. The par value of private-label MBS declined to $2.2 billion at December 31, 2012, a decline of $347.9 million from December 31, 2011, while the carrying value of private-label MBS declined to $1.3 billion at December 31, 2012, a decline of $236.5 million from December 31, 2011. The private-label MBS portfolio balance has declined significantly from its peak par value of $6.4 billion in September 2007.

Investments in mortgage loans totaled $3.5 billion at December 31, 2012, an increase of $369.7 million from year-end 2011. Notwithstanding the growth we experienced in 2012, the Bank cannot predict whether this portfolio will change significantly in 2013, based on continued uncertainty about the mortgage loan market, unknown legislative and regulatory developments, and the sluggish economy.

GAAP capital at December 31, 2012, was $3.6 billion, an increase of $77.1 million from $3.5 billion at year-end 2011. Restricted retained earnings totaled $64.4 million at December 31, 2012, while total retained earnings at December 31, 2012, grew to $587.6 million, an increase of $189.5 million from December 31, 2011. Accumulated other comprehensive loss totaled $476.6 million at December 31, 2012, an improvement of $57.8 million from December 31, 2011.

The Bank remained in compliance with all regulatory capital ratios at December 31, 2012, and, in the most recent information available, was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2012.(3) At December 31, 2012, the Bank's total regulatory capital-to-assets ratio was 10.6 percent, exceeding the 4.0 percent minimum regulatory requirement, and its permanent capital was $4.3 billion, exceeding its $719.2 million minimum regulatory risk-based capital requirement. Additionally, the Bank's internal minimum capital requirement, which is the sum of the Bank's 4.0 percent minimum regulatory capital requirement plus its retained earnings target, equaled $2.5 billion at December 31, 2012, which also was satisfied by the Bank's actual regulatory capital of $4.3 billion. The ratio of the Bank's market value of equity to its par value of capital stock was 108 percent at December 31, 2012, compared with 95 percent at December 31, 2011.

2012 Annual Operating Highlights

Net income for the year ending December 31, 2012, was $207.1 million, compared with net income of $159.6 million for 2011. These results led to a $23.1 million (1) contribution to the Bank's Affordable Housing Program for the year. Additionally, the Bank's 2012 income was significantly increased by $66.3 million in net prepayment fees from advances (2) and investments.

Credit-related other-than-temporary impairment charges on certain private-label MBS were $7.2 million for 2012, compared with the $77.1 million recorded for such charges in 2011. The charges were attributable to projected incremental credit losses on the collateral underlying certain private-label MBS with a combined par value of $345.0 million at December 31, 2012. Offsetting the improvement in other-than-temporary impairment charges was an increase to net other loss of $38.8 million, from net other income of $23.8 million in 2011 to a net other loss of $14.9 million in 2012. The change in net other (loss) income was due primarily to a $23.5 million expense on the early retirement of debt in 2012, a decrease on gains on sale of investment securities of $21.3 million, and a decline in the net unrealized gains on trading securities of $11.7 million. These increases to net other loss were partially offset by a reduction in net losses on derivatives and hedging activities of $17.4 million.

Net interest income after provision for credit losses for the year ending December 31, 2012, was $315.6 million, compared with $306.8 million for 2011. Contributing to the $8.8 million increase in net interest income after provision for credit losses was an increase in net prepayment fees of $36.3 million from $30.1 million in 2011 to $66.3 million in 2012. Partially offsetting the increase in net prepayment fee income was a decline in average earning assets. Average earning assets declined from $52.4 billion for 2011, to $46.2 billion for 2012.

The decline in average earning assets was driven by a $4.8 billion drop in average investments balances and a $1.6 billion decrease in average advances balances.

Net interest spread was 0.58 percent for the year ended December 31, 2012, a seven basis point increase from 2011, and net interest margin was 0.68 percent, a 10 basis point increase from 2011. The increase in net interest spread was primarily due to the 12 basis point increase in the average yield on earning assets offset by the five basis point increase in average yield on interest-bearing liabilities, while the increase in net interest margin was primarily attributable to the increase in prepayment fee income.

The following table presents the Bank's annual results with and without prepayment fees (dollars in thousands).

	For the Year Ended December 31, 2012
	With net Prepayment Fees			Without net Prepayment Fees
	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield

Total interest-earning assets	$46,153,602	$730,183	1.58%	$46,153,602	$663,844	1.44%
Total interest-bearing liabilities	41,803,731	417,735	1.00%	41,803,731	417,735	1.00%
Net interest income		$312,448			$246,109
Net interest spread			0.58%			0.44%
Net interest margin			0.68%			0.53%

	For the Year Ended December 31, 2011
	With net Prepayment Fees			Without net Prepayment Fees
	Average Balance	Interest Income/ Expense	Yield	Average Balance	Interest Income/ Expense	Yield

Total interest-earning assets	$52,401,495	$764,989	1.46%	$52,401,495	$734,907	1.40%
Total interest-bearing liabilities	48,117,994	459,013	0.95%	48,117,994	459,013	0.95%
Net interest income		$305,976			$275,894
Net interest spread			0.51%			0.45%
Net interest margin			0.58%			0.53%

Retained Earnings Target

Recognizing the continuing improvement in the Bank's financial condition, the board of directors lowered the Bank's retained earnings target from $875.0 million to $825.0 million, principally due to (i) a reduction in potential losses attributable to credit, market, and operational risks and (ii) the Bank's recognition of losses in prior periods on certain private-label MBS. Nonetheless, the Bank continues to maintain a high retained earnings target due to continuing uncertainty about the economic and housing recovery.

For information on how the Bank selects and adjusts its retained earnings target, including in response to Finance Agency regulations, orders, or guidance, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Internal Capital Practices and Policies — Retained

Earnings Target of our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 23, 2012 (the 2011 Annual Report).

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to support the residential-mortgage and community-development lending activities of its members, which include over 450 financial institutions across New England. To accomplish its mission, the Bank utilizes private-sector capital to provide members and other qualified customers with reliable access to low-cost wholesale funds, liquidity, a competitive outlet for the sale of loans, special lending programs, technical assistance, and other products and services.

Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2012	9/30/2012	12/31/2011
ASSETS
Advances	$20,789,704	$23,915,687	$25,194,898
Investments (4)	15,554,057	17,948,073	21,379,548
Mortgage loans held for portfolio, net	3,478,896	3,431,534	3,109,223
Other assets	386,360	447,241	284,668
Total assets	$40,209,017	$45,742,535	$49,968,337

LIABILITIES
Consolidated obligations, net	$34,758,896	$40,232,471	$44,531,253
Deposits	594,968	685,328	654,246
Mandatorily redeemable capital stock	215,863	215,863	227,429
Other liabilities	1,073,191	1,142,297	1,066,375

CAPITAL
Class B capital stock	3,455,165	3,433,016	3,625,348
Retained earnings - unrestricted	523,203	484,574	375,158
Retained earnings - restricted (5)	64,351	53,660	22,939
Total retained earnings	587,554	538,234	398,097
Accumulated other comprehensive loss	(476,620)	(504,674)	(534,411)
Total capital	3,566,099	3,466,576	3,489,034
Total liabilities and capital	$40,209,017	$45,742,535	$49,968,337

Total regulatory capital-to-assets ratio	10.6%	9.2%	8.5%
Ratio of market value of equity (MVE) to par value of capital stock (6)	108%	104%	95%

Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2012	12/31/2011	12/31/2012	9/30/2012	12/31/2011

Total interest income	$730,183	$764,989	$178,445	$178,383	$186,526
Total interest expense	417,735	459,013	96,692	105,582	104,500
Net interest income	312,448	305,976	81,753	72,801	82,026
Net interest income after provision for credit losses	315,575	306,807	82,823	73,324	81,399
Net other-than-temporary impairment losses on investment securities recognized in income	(7,173)	(77,067)	(1,629)	(1,092)	(3,479)
Other (loss) income	(14,935)	23,841	(4,951)	(698)	10,001
Operating expense	53,518	52,884	14,353	12,785	13,544
Other expense	9,765	12,215	2,474	2,254	2,450
AHP assessment	23,122	17,812	5,962	5,675	7,220
REFCorp assessment (7)	—	11,078	—	—	—
Total assessments	23,122	28,890	5,962	5,675	7,220
Net income	$207,062	$159,592	$53,454	$50,820	$64,707

Performance Ratios:
Return on average assets	0.45%	0.30%	0.49%	0.43%	0.51%
Return on average equity (8)	6.03%	4.73%	6.07%	5.92%	7.43%
Net interest spread	0.58%	0.51%	0.66%	0.53%	0.58%
Net interest margin	0.68%	0.58%	0.76%	0.61%	0.65%

(1)
For purposes of Affordable Housing Program funding in 2013, the 2012 AHP expense of $23.1 million is reduced by $1.6 million, representing one-third of the $5.0 million of accelerated AHP funding that occurred in 2010 due to the Bank's net loss in 2009. The acceleration of AHP funding at that time allowed the Bank to commit and disburse AHP funds to further the Bank's affordable housing mission when it otherwise would have been unable to do so. The Bank has offset the accelerated AHP contribution against required AHP contributions over a three-year period.

(2)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(3)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the 2011 Annual Report.

(4)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(5)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain percentage of quarterly net income to a restricted retained earnings account until a total required allocation is met. The allocation percentage is typically 20 percent. Amounts in the restricted retained earnings account are unavailable to be paid as dividends. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2011 Annual Report.

(6)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk-Market and Interest Rate Risk-Measurement of Market and Interest Rate Risk in the 2011 Annual Report.

(7)
The Federal Home Loan Banks satisfied their obligation to REFCorp based on their results in the second quarter of 2011. For additional information, see Item 1 — Business — Assessments — REFCorp Assessment in the 2011 Annual Report.

(8)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” "anticipates," “is likely,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein. The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, MBS), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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